Exhibit 99.3

Recent Developments

2016 Second Quarter Production (Preliminary)

Our production for the three months ended June 30, 2016 was approximately 74.6 Mmcfe/d and was 67% offshore and 33% onshore. As of December 31, 2015, our proved reserves were approximately 61% offshore and 39% onshore and were 84% proved developed, which were approximately 72% offshore and 28% onshore.

West Texas Exploration Agreement

On July 19, 2016, we entered into an Exploration Agreement with an established private oil and gas company (the “Exploration Agreement”), whereby our wholly-owned subsidiary will acquire one-half of the counterparty’s interest in up to approximately 10,000 undeveloped net acres in the southern Delaware Basin in Pecos County, Texas. Because we have not historically operated in West Texas, we believe this acreage will provide us with significant diversification through drilling opportunities in the multiple zones of the Wolfcamp and Bone Springs formations, which we view as one of the most economically attractive plays in the country. We currently plan to commence drilling of an initial well on this acreage in September or October 2016. Our drilling program in this area will be subject to our continuous evaluation of expected results and returns based upon drilling results, availability of capital and our view of commodity price and drilling and completion cost conditions.

Under the terms of the Exploration Agreement, we will be conveyed a 50% interest in approximately 10,000 net undeveloped acres for an initial cash payment of $10 million plus a commitment to pay an additional $10 million in the form of carried drilling and completion costs related to such acreage. If the full $10 million carry commitment has not been satisfied by November 1, 2017, the remaining portion thereof will be payable by us in cash. We will also pay a spud fee of $350,000 (up to a maximum of $4.9 million) upon commencement of each of 14 future operated wells and/or non-operated wells in which we and the counterparty hold at least a 50% working interest that are spudded after the spudding of the sixth well on which we pay carried drilling and completion costs. We will be designated operator under the joint operating agreement(s) applicable to the acquired acreage. The Exploration Agreement contains an area of mutual interest provision whereby each of the parties will have the right to acquire a proportionate interest in additional interests acquired by the other party within a designated area.

The initial closing is expected by the end of July 2016, when we expect a substantial portion of the undeveloped acreage to be transferred, and will be subject to satisfaction of certain title, due diligence and customary closing conditions. The remainder of the undeveloped acreage is expected to be transferred within three months of the initial closing. This offering will not be contingent upon such closing or on the conveyance of any particular amount of acreage. We intend to use the net proceeds of this offering to fund the purchase price of our acquisition of undeveloped acreage pursuant to the Exploration Agreement and costs associated with the initial development thereof. Pending such use, we intend to use the proceeds of this offering to repay amounts outstanding under our revolving credit facility, which will be reborrowed from time to time. If the acquisition does not close, we intend to use the net proceeds for general corporate purposes.